Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated August 27, 2025, except for Notes 15 and 23 which were dated October 23, 2025, in the Registration Statement on Form F-1 of Yi Feng Holdings Ltd., under the Securities Act of 1933, with respect to the consolidated balance sheets of Yi Feng Holdings Ltd. and its subsidiaries (collectively the “Company”) as of June 30, 2025 and 2024, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2025, and the related notes included herein.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
WWC, P.C.
San Mateo, California	Certified Public Accountants
January 16, 2026	PCAOB ID No.1171